EXHIBIT 99.1

SPAR GROUP REPORTS RESULTS

FOR 2006 FIRST QUARTER

        TARRYTOWN, NY—May 8, 2006—SPAR Group, Inc. (NASDAQ:SGRP) today announced results for the first quarter ended March 31, 2006.

        Net revenues for the first quarter rose 9% to $15.9 million from $14.5 million a year ago. Net income amounted to $777,000, equal to $0.04 per fully diluted share, compared with $1.2 million, or $0.06 per fully diluted share, last year.

        Robert G. Brown, SPAR Group’s chairman and chief executive officer, said the increase in revenues included an additional one quarter of revenue, or approximately $1.3 million, from the company’s Japan joint venture in connection with its change to a calendar reporting year, as well as approximately $770,000 from the termination of a customer service agreement. He said income for the first quarter also included a $175,000 settlement of a vendor lawsuit. Selling, general and administrative expenses for the 2006 first quarter rose 19%, or approximately $815,000, primarily reflecting the additional quarter of expenses from Japan, as well as an increase in international operating costs.

        “Although we continue to face the challenging environment we experienced in the first quarter, we are hopeful that our business prospects will improve in the second half of the year,” Brown said. “SPAR Group is well positioned in the markets we serve. We are encouraged by early responses to new services being introduced, including in-store event staffing. SPAR Group’s continued investments in RFID and related technology also are expected to provide tangible benefits in the future. In addition, we look forward to contributions from our growing international operations, including our recently established joint venture in Australia.”

        Just subsequent to the close of the first quarter, SPAR Group announced a joint venture agreement with Melbourne-based Face and Cosmetic Trading Services Pty. Brown said the move will help the company extend its presence in the region, augmenting SPAR Group’s footprint in foreign markets. The company already has joint venture partners in Japan, Turkey, South Africa, India, Romania, Lithuania and China.

        For the 2006 first quarter, SPAR Group said revenue in the U.S. amounted to $10.9 million, compared with $10.8 million a year ago, with first quarter net income of $821,000 versus $863,000 reported last year. International revenue for the quarter was $5.0 million, including an additional quarter of revenue totaling approximately $1.3 million, from the company’s Japan joint venture’s change to a calendar reporting year, compared with $3.7 million last year. SPAR Group reported a net loss from international operations of $44,000, compared with net income of $306,000 for first quarter of 2005.

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        SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, and RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, electronic store, drug store, convenience store and grocery chains, throughout the United States and internationally. For more information, visit the company’s Web site, www.sparinc.com.

        Certain statements in this news release are forward-looking, including, but not limited to, improving business prospects during the year, customer response to new services and the success of the company’s Australian joint venture. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

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(Tables follow)

SPAR Group, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2006	March 31, 2005
Net Revenues	$15,850	$14,521
Cost of revenues	9,854	8,651

Gross profit	5,996	5,870
Selling, general and administrative expenses	5,071	4,256
Depreciation and amortization	213	279

Operating income	712	1,335
Interest expense	51	40
Other income	178	--

Income before provision for income taxes and minority interest	839	1,295
Provision for income taxes	45	15

Net income before minority interest	794	1,280
Minority interest	17	111

Net Income	$ 777	$ 1,169

Basic/diluted net income per common share:
Net income - basic/diluted	$ 0.04	$ 0.06
Weighted average common shares - basic	18,918	18,859

Weighted average common shares - diluted	19,071	19,004

SPAR Group, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	March 31, 2006	December 31, 2005
Assets
Current Assets:
Cash and cash equivalents	$1,312	$1,914
Accounts receivable, net	11,577	10,656
Prepaid expenses and other current assets	565	702

Total current assets	13,454	13,272
Property and equipment, net	1,018	1,131
Goodwill	798	798
Other assets	172	216

Total assets	$15,442	$15,417

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,697	$1,597
Accrued expenses and other current liabilities	2,368	2,639
Accrued expense due to affiliates	1,630	1,190
Restructuring charges	99	99
Customer deposits	798	1,658
Lines of credit	2,687	2,969

Total current liabilities	9,279	10,152
Other long-term liabilities	10	10
Minority Interest	421	405

Total liabilities	9,710	10,567
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value:
Authorized shares - 3,000,000
Issued and outstanding shares-none	--	--
Common stock, $.01 par value:
Authorized shares - 47,000,000
Issued and outstanding shares -
18,918,847 - March 31, 2006
18,916,847 - December 31, 2005	189	189
Treasury Stock	(1)	(1)
Accumulated other comprehensive (loss) gain	(19)	17
Additional paid-in capital	11,200	11,059
Accumulated deficit	(5,637)	(6,414)

Total stockholders' equity	5,732	4,850

Total liabilities and stockholders' equity	$15,442	$15,417